EXHIBIT 99.1

2004 STOCK INCENTIVE PLAN

Amended and Restated April 2, 2007

The AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN (the “Plan”) is hereby further amended and restated by INTRALASE CORP., a Delaware corporation, as of April 2, 2007.

ARTICLE I.

GENERAL PROVISIONS

1.1	Purposes of the Plan

The purposes of the Plan are (a) to enhance the ability to attract and retain the services of officers, qualified employees, directors and outside consultants and service providers, upon whose judgment, initiative and efforts the successful conduct and development of IntraLase’s businesses and the businesses of its parent company, AMO, largely depend, and (b) to provide additional incentives to such persons to devote their utmost effort and skill to the advancement and betterment of IntraLase and AMO by providing them an opportunity to participate in the ownership of AMO and thereby have an interest in the success and increased value of AMO that coincides with the financial interests of the AMO’s stockholders.

1.2	Definitions

As used herein the following terms shall have the meanings set forth below:

(a) “AMO” means Advanced Medical Optics, Inc., a Delaware corporation, or any successor thereto.

(b) “Board” means the Board of Directors of AMO.

(c) “Cause” means, with respect to the discharge by the Company of any Participant, any conduct that under Company policies as set forth from time to time in the employee handbook of the Company (or any successor thereto) would be considered to constitute “serious misconduct” that would justify immediate termination without benefit of a counseling review or severance pay.

(d) “Change in Control” means the following and shall be deemed to occur if any of the following events occur:

(i) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of AMO representing (i) 20% or more of the combined voting power of AMO’s then outstanding voting securities, which acquisition is

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not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of AMO’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(ii) Individuals who, as of the Effective Date, constituted the Board of Directors of AMO (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors of AMO, provided that any person becoming a Director of AMO subsequent to Effective Date, whose election, or nomination for election by AMO’s stockholders, is approved by a vote of at least a majority of the Directors of AMO then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of AMO, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Plan, be considered as though such person were a member of the Incumbent Board of AMO;

(iii) The consummation of a merger, consolidation or reorganization involving AMO, other than one which satisfies both of the following conditions:

(A) a merger, consolidation or reorganization which would result in the voting securities of AMO outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of AMO or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in AMO’s voting securities immediately before such merger, consolidation or reorganization, and

(B) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of AMO representing 20% or more of the combined voting power of AMO’s then outstanding voting securities; or

(iv) Complete liquidation of AMO or a sale of all or substantially all of AMO’s assets.

Additionally, notwithstanding the preceding provisions of this Paragraph (d), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (d) is (1) an underwriter or underwriting syndicate that has acquired any of AMO’s then outstanding voting securities solely in connection with a public offering of AMO’s securities, (2) AMO or any subsidiary of AMO or (3) an employee stock ownership plan or other employee benefit plan maintained by the AMO or any of its subsidiaries that is qualified under the provisions of the Code. In addition,

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notwithstanding the preceding provisions of this Paragraph (d), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (d) becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by AMO which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of AMO or through a stock dividend or stock split), then a Change in Control shall occur.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Where the context so requires, a reference to a particular Code section shall also refer to any successor provision of the Code to such section.

(f) “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall be composed entirely of members who meet the requirements of Section 1.4(a) hereof.

(g) “Common Stock” means the common stock of IntraLase Corp., subject to the provisions of (and substitution of AMO common stock pursuant to the merger contemplated by the Merger Agreement) Section 9.1(a).

(h) “Company” means AMO, IntraLase Corp. or any Subsidiary, as determined from time to time.

(i) “Consultant” means any consultant or adviser if:

(i) The consultant or adviser renders bona fide services to the Company;

(ii) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(iii) The consultant or adviser is a natural person who has contracted directly with the Company to render such services.

For purposes of eligibility to receive Incentive Awards or Performance Awards, individuals who, immediately prior to the Effective Date, were employees or consultants (including Independent Directors) of AMO or AMO’s Subsidiaries (other than IntraLase Corp.) shall not be considered a Consultant.

(j) “Director” shall mean a member of the Board.

(k) “Dividend Equivalent” means an amount payable in cash, Common Stock or a combination thereof to a holder of a Stock Option, Stock Appreciation Right or other

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Incentive Award denominated in shares of Common Stock that is equivalent to the amount of dividends paid to stockholders with respect to a number of shares of Common Stock equal to the number of shares upon which such Incentive Award is based.

(l) “Effective Date” means the Effective Date as defined by the Merger Agreement.

(m) “Employee” means any individual classified by the Company as a regular, full-time or part-time employee of the Company, and with respect to individuals employed by the Company, whose income is subject to withholding of income tax and/or for whom Social Security contributions are made by the Company, except that such term shall not include any individual who (a) performs services for the Company and who is classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person including a leasing organization.

For purposes of eligibility to receive Incentive Awards or Performance Awards, individuals who, immediately prior to the Effective Date, were employees or consultants (including Independent Directors) of AMO or AMO’s Subsidiaries (other than IntraLase Corp.) shall not be considered an Employee.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Where the context so requires, a reference to a particular section of the Exchange Act shall also refer to any successor provision to such section.

(o) “Fair Market Value” means: (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day next preceding such date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day next preceding such date as reported by Nasdaq or such successor quotation system, or (c) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Committee acting in good faith.

(p) “Incentive Award” means any Stock Option, Dividend Equivalent, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Stock Payment, Performance Award or other award granted or sold under the Plan.

(q) “Incentive Stock Option” means an incentive stock option, as defined under Code Section 422 and the regulations thereunder.

(r) “Independent Director” shall mean a member of the Board who is not an Employee (or otherwise an employee of the Company).

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(s) “Merger Agreement” means the Agreement and Plan of Merger, dated January 5, 2007, by and among Advanced Medical Optics, Inc., Ironman Merger Corporation, and IntraLase, Corp.

(t) “Nonqualified Stock Option” means a Stock Option other than an Incentive Stock Option. To the extent that any Option designated as an Incentive Stock Option fails in whole or in part to qualify as an Incentive Stock Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 1.3(d) below, it shall to that extent constitute a Nonqualified Option.

(u) “Normal Retirement” means any termination of an Employee’s employment (other than for Cause or death or Total Disability) after such Employee has attained age 55 and has been employed by the Company for a minimum of five (5) years.

(v) “Option” or “Stock Option” means a right to purchase Common Stock and refers to both Incentive Stock Options and Nonqualified Stock Options.

(w) “Participant” means an individual who has received an Incentive Award pursuant to the Plan.

(x) “Payment Event” means the event or events giving rise to the right to payment of a Performance Award.

(y) “Performance Award” means an award, payable in Common Stock, Restricted Stock, Restricted Stock Units or a combination thereof, the terms and conditions of which may be determined by the Committee at the time the Performance Award is granted.

(z) “Performance Criteria” shall mean the following business criteria as established by the Committee:

(i)	Sales;

(ii)	Revenues;

(iii)	Operating income;

(iv)	Pre-tax income;

(v)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”);

(vi)	Gross margin;

(vii)	Return on equity;

(viii)	Return on capital;

(ix)	Earnings per share;

(x)	Consolidated net income divided by the average consolidated common stockholders equity;

(xi)	Cash and cash equivalents derived from either (i) net cash flow from operations, or (ii) net cash flow from operations, financings and investing activities;

(xii)	Adjusted operating cash flow return on income;

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(xiii)	Cost containment or reduction;

(xiv)	Product development;

(xv)	Market share;

(xvi)	Customer satisfaction;

(xvii)	Employee satisfaction;

(xviii)	The percentage increase in the market price of the common stock over a stated period;

(xix)	Strategic transactions; and

(xx)	Individual business objectives.

(aa) “Plan” means this 2004 Stock Incentive Plan, as set forth herein, as amended from time to time.

(bb) “Purchase Price” means the purchase price (if any) to be paid by a Participant for Restricted Stock or Restricted Stock Units as determined by the Committee (which price shall be at least equal to the minimum price required under applicable laws and regulations for the issuance of Common Stock which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met).

(cc) “Restricted Stock” means Common Stock which is the subject of an Incentive Award under this Plan and which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in this Plan and in any instrument evidencing the grant of such Incentive Award.

(dd) “Restricted Stock Unit” means a right granted pursuant to Section VI of the Plan to receive a share of Common Stock at a future date set by the Committee or over a vesting period established by the Committee.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “Stock Appreciation Right” or “Right” means a right granted pursuant to Section VII of the Plan to receive a number of shares of Common Stock or, in the discretion of the Committee, an amount of cash or a combination of shares of Common Stock and cash, based on the increase in the Fair Market Value of the shares of Common Stock subject to the right during such period as is specified by the Committee.

(hh) “Stock Payment” means a payment in shares of Common Stock to replace all or any portion of the compensation (other than base salary) that would otherwise become payable to any Employee.

(ii) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with AMO if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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(jj) “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) stock possessing more than 10% of the total combined voting power of all classes of stock of AMO.

(kk) “Total Disability” means the inability of a person, by reason of mental or physical illness or accident, to perform any and every duty of the occupation for the Company for which such person was employed, engaged, appointed or elected when such disability commenced, which disability is expected to continue for a period of at least 12 months. Any determination as to the date and extent of any disability shall be made by the Committee upon the basis of such information as the Committee deems necessary or desirable including, without limitation, a determination by the insurance provider with respect to a Participant under the Company’s long term disability program or a disability award letter with respect to a Participant from the Social Security Administration.

1.3	Shares of Common Stock Subject to the Plan

(a) Pursuant to the authorization received by the stockholders of IntraLase Corp. prior to the Merger Agreement, and subject to the provisions of Section 1.3 (c) and Section 9.1 of the Plan, a total of 2,171,480 shares of Common Stock may be issued under the Plan as of April 2, 2007.1 Subject to the provisions of Section 1.3 (c) and Section 9.1 of the Plan, in no event will more than 2,171,480 shares of Common Stock, be available for issuance pursuant to the exercise of Incentive Stock Options.

(b) The Common Stock to be issued under this Plan will be made available, at the discretion of the Board or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by AMO, including shares purchased on the open market.

(c) Shares of Common Stock subject to unexercised portions of any Incentive Award granted under this Plan that expires or is terminated, cancelled, or substituted or exchanged for an award for a different kind of shares or other securities, and shares of Common Stock issued pursuant to an Incentive Award under this Plan that are reacquired by AMO pursuant to the terms of the Incentive Award under which such shares were issued, will again become available for the grant of further Incentive Awards under this Plan. Additionally, shares of Common Stock which are delivered by an Employee (either actually or by attestation) or withheld by the Company upon the exercise of any Incentive Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder.

(d) The maximum number of shares of Common Stock with respect to which Incentive Awards may be granted to any individual in any given calendar year is 500,000

[1]	The stockholders of IntraLase Corp. previously authorized the issuance of 5,607,640 shares of common stock of IntraLase Corp. under the Plan.

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shares. To the extent required for “incentive stock option” treatment under Code Section 422, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock, with respect to which Incentive Options granted under this Plan and any other plan of the Company become exercisable for the first time by an Optionee during any calendar year, shall not exceed $100,000.

1.4	Administration of the Plan

(a) The Plan will be administered by the Committee, which will consist of two or more Independent Directors appointed by the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Code Section 162(m). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

(b) The Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan Subject to the provisions of the Plan, the Committee has authority in its discretion to select the eligible Employees and Consultants to whom, and the time or times at which, Incentive Awards shall be granted or sold, the nature of each Incentive Award, the number of shares of Common Stock or the number of rights that make up each Incentive Award, the period for the exercise of each Incentive Award, the Performance Criteria (which need not be identical) utilized to measure the value of Performance Awards and such other terms and conditions applicable to each individual Incentive Award as the Committee shall determine. The Committee may grant at any time new Incentive Awards to an Employee or Consultant who has previously received Incentive Awards or other grants (including other stock options) whether such prior Incentive Awards or such other grants are still outstanding, have previously been exercised in whole or in part, or are cancelled in connection with the issuance of new Incentive Awards. The Committee may grant Incentive Awards singly or in combination or in tandem with other Incentive Awards as it determines in its discretion. The purchase price or initial value and any and all other terms and conditions of the Incentive Awards may be established by the Committee without regard to existing Incentive Awards or other grants. Further, the Committee may, with the consent of the holder of an Incentive Award, amend in a manner consistent with the Plan the terms of such Incentive Award. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Code Section 162(m), or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Incentive Awards granted to Independent Directors, in which case any reference in the Plan to the “Committee” shall be deemed a reference to the Board.

(c) Subject to the express provisions of the Plan, the Committee has the authority to interpret the Plan, to determine the terms and conditions of Incentive Awards and to make all other determinations necessary or advisable for the administration of the

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Plan. The Committee has authority to prescribe, amend and rescind rules and regulations relating to the Plan. All interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

(d) Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, AMO and AMO’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board or the Committee nor any designee thereof will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any transaction arising under the Plan.

(e) The Committee may, but need not, delegate from time to time some or all of its authority to grant Incentive Awards under the Plan to a committee consisting of one or more members of the Committee or of one or more officers of AMO; provided, however, that the Committee may not delegate to any such committee, the Committee’s authority to grant Incentive Awards to officers. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 1.4(e) shall serve in such capacity at the pleasure of the Committee.

1.5	Award Instrument

At the time of the grant of each Incentive Award pursuant to this Plan, the Committee shall deliver, or cause to be delivered, to the Participant to whom the Incentive Award is granted an instrument evidencing the grant of the Incentive Award and setting forth such terms and conditions applicable to the Incentive Award as the Committee may in its discretion determine consistent with the Plan. For all purposes of this Plan, electronic communications may be considered written instruments.

ARTICLE II.

DIVIDEND EQUIVALENTS

2.1	Dividend Equivalents

Any holder of an Incentive Award of Restricted Stock Units may, in the discretion of the Committee, be granted, at no additional cost, Dividend Equivalents based on the dividends declared on the Common Stock on record dates during the period between the date an Incentive Award of Restricted Stock Units is granted and the date such Incentive Award of Restricted Stock Units is exercised (or expires, or is terminated or cancelled) or such other period as is determined by the Committee and specified in the instrument that

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evidences the grant of the Incentive Award. Such Dividend Equivalents shall be converted to additional shares or cash by such formula as may be determined by the Committee.

Dividend Equivalents shall be computed as of each dividend record date in such manner as may be determined by the Committee and shall be payable to Participants at such time or time as the Committee in its discretion may determine.

ARTICLE III.

OPTION GRANTS TO EMPLOYEES AND CONSULTANTS

3.1	Eligibility

Any Employee or Consultant selected by the Committee shall be eligible to be granted an Option; provided, however, that only Employees shall be eligible to receive “incentive stock options” within the meaning of Code Section 422 and the regulations promulgated thereunder.

3.2	Option Price

The purchase price of Common Stock under each Option (the “Option Exercise Price”) will be determined by the Committee at the date such Option is granted. The Option Exercise Price may not be less than the Fair Market Value on the date of grant of the Common Stock subject to the Option. If the person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424.

3.3	Option Period

Options may be exercised as determined by the Committee, but: (a) in the absence of specific action by the Committee, or (b) in the case of an Incentive Stock Option, in no event after ten years from the date of grant of such Option (or with respect to an Incentive Stock Option, such other period as is necessary to enable such Option to be treated as an “incentive stock option” within the meaning of Code Section 422 and the regulations promulgated thereunder).

3.4	Exercise of Options

At the time of the exercise of an Option, the purchase price shall be paid in full in cash or other equivalent consideration acceptable to the Committee, in its sole discretion, consistent with the Plan’s purpose and applicable law and as set forth in the instrument evidencing the grant of the Option; provided, however, that the Company shall not lend money to any Participant to finance an option exercise. If the purchase price is paid in whole or in part, through the delivery of shares of Common Stock duly endorsed for transfer to AMO with a Fair Market Value on the date of delivery equal to the aggregate

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exercise price of the Option or exercised portion thereof, and if such shares of Common Stock were issued to the Participant directly from AMO, such shares must have been owned by the Participant for at least six months. No fractional shares will be issued pursuant to the exercise of an Option nor will any cash payment be made in lieu of fractional shares.

3.5	Limitation on Exercise of Incentive Stock Options

The aggregate Fair Market Value (determined at the time the Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all stock option plans of the Company) shall not exceed $100,000 or such other limit as is prescribed by the Code. Any Options granted as Incentive Stock Options pursuant to the Plan in excess of such limitation shall be treated as Nonqualified Stock Options.

3.6	Termination of Employment

(a) Except as otherwise provided in a written employment agreement or instrument between the Company and the Employee evidencing the grant of the Option, in the event of the termination of an Employee’s employment with the Company for Cause, all of the Employee’s unexercised Options shall expire as of the date of such termination.

(b) Except as otherwise provided in a written employment agreement or instrument between the Company and the Employee evidencing the grant of the Option, in the event of an Employee’s termination of employment for:

(i) Any reason other than for Cause, death, Total Disability, Normal Retirement or Job Elimination (as defined below), the Employee’s Options shall expire and become unexercisable as of the earlier of (A) the date such Options expire in accordance with their terms or (B) three calendar months after the date of termination.

(ii) Death or Total Disability, all of the Employee’s unvested Options shall become vested as of the last date of employment, and the Employee (or his or her successor in interest) shall have twelve (12) months after the date of termination within which to exercise Options that have not expired on or before such date.

(iii) Normal Retirement, the Employee’s Options shall expire and become unexercisable as of the earlier of (A) the date such Options expire in accordance with their terms or (B) three (3) years after the date of termination.

(iv) Job Elimination, all of the Employee’s unvested Options shall become vested as of the last date of employment, and the Employee’s Options shall expire and become unexercisable as of the earlier of (A) the date such Options expire in accordance with their terms or (B) three calendar months after the date of termination. Notwithstanding the foregoing, if an Employee meets the

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requirements for Normal Retirement at the time his or her employment is terminated for Job Elimination, the Employee’s Options shall become vested as of the last date of employment, and the Employee’s Options shall expire and become unexercisable as of the earlier to occur of (Y) the date such Options expire in accordance with their terms or (Z) three calendar years after the date of termination. “Job Elimination” occurs when an Employee ceases to be an Employee of the Company as a result of a reduction in force or transfer to a new organization outside of the Company as a result of a divestiture, other than a spin-off or other distribution to AMO’s stockholders. A “reduction in force” occurs under the Plan when the Employee is terminated pursuant to a plan to reduce headcount and is not offered an alternative job at the Company. In order to receive the accelerated vesting set forth in this section (iv), the Employee must sign and deliver to the Company a release and waiver with respect to any and all claims relating to the Employee’s employment with or termination from the Company in a form acceptable to AMO.

(c) Notwithstanding anything to the contrary in Paragraphs (a) or (b) above, the Committee may in its discretion designate such shorter or longer periods to exercise Options following an Employee’s termination of employment; provided, however, that any shorter periods determined by the Committee shall be effective only if provided for in the instrument that evidences the grant to the Employee of such Options or if such shorter period is agreed to in writing by the Employee. In the case of an Incentive Stock Option, notwithstanding anything to the contrary herein, in no event shall such Option be exercisable after the expiration of ten years from the date such Option is granted (or such other period as is provided in Code Section 422 and the regulations promulgated thereunder). This Plan provides for automatic acceleration of vesting of Options in the event of an Employee’s termination due to death or Total Disability or Job Elimination. In all other situations, with the exception of terminations for Cause, Options shall be exercisable by an Employee (or his successor in interest) following such Employee’s termination of employment only to the extent that installments thereof had become exercisable on or prior to the date of such termination; provided, however, that the Committee, in its discretion, may elect to accelerate the vesting of all or any portion of any Options that had not become exercisable on or prior to the date of such termination.

3.7	Limitations on Exercise of Options Granted to Consultants

Unless otherwise prescribed by the Committee in the instrument evidencing the grant of the Option, no Option granted to a Consultant may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of 12 months from the date of the Consultant’s termination of consultancy by reason of his or her death or Total Disability;

(b) The expiration of three months from the date of the Consultant’s termination of consultancy for any reason other than such Consultant’s death or his or her Total Disability, unless the Consultant dies within said three-month period, in which case the Option shall expire 12 months from the date of the Consultant’s death; or

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(c) The expiration of 10 years from the date the Option was granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

3.8	No Reload Rights

Options granted under this Plan shall not contain any provision entitling the Employee or Consultant to the automatic grant of additional options in connection with any exercise of the original Option.

3.9	Rights as Stockholder

Notwithstanding anything to the contrary, a recipient of an Option or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

ARTICLE IV.

DIRECTOR OPTIONS

4.1	Discretionary Grants

Notwithstanding the foregoing, the Board may, in its discretion, grant Options to Independent Directors at any time and from time to time, the terms of which shall be determined by the Board. In the discretion of the Board, Options granted hereunder to Independent Directors may be granted in lieu of director fees.

4.2	Terms of Options Granted to Independent Directors

Unless otherwise prescribed by the Board in the instrument evidencing the grant of the Option, the price per share of the shares subject to each Option granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. Unless otherwise prescribed by the Board in the instrument evidencing the grant of the Option, each Option granted to an Independent Director shall become fully exercisable on the day immediately preceding the date of the first annual meeting of stockholders subsequent to the date the Option was granted, provided such person is an Independent Director as of such date. Subject to Section 4.3, the term of each Option granted to an Independent Director shall be 10 years from the date the Option is granted. No portion of an Option which is unexercisable at termination of directorship shall thereafter become exercisable. Payment of the exercise price with respect to an Option granted to an Independent Director shall be made in accordance with Section 3.4. Notwithstanding the foregoing, in the event of a Change in Control, Options granted to Independent Directors shall, as of the date of such Change in Control, immediately become fully vested and exercisable. The limitations under Section 3.8 shall apply to Options granted to Independent Directors.

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4.3	Limitations on Exercise of Options Granted to Independent Directors

Unless otherwise prescribed by the Board in the instrument evidencing the grant of the Option, no Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of 12 months from the date of the Independent Director’s termination of directorship by reason of his or her death or Total Disability;

(b) The expiration of three months from the date of the Independent Director’s termination of directorship for any reason other than such Independent Director’s death or his or her Total Disability, unless the Independent Director dies within said three-month period, in which case the Option shall expire 12 months from the date of the Independent Director’s death; or

(c) The expiration of 10 years from the date the Option was granted.

ARTICLE V.

PERFORMANCE AWARDS

5.1	Grant of Performance Awards

(a) Any Employee or Consultant selected by the Committee may be granted one or more Performance Awards. At the time of grant, the Committee shall determine the Performance Criteria (which need not be identical) to be utilized to calculate the value of a Performance Award, the term of such Performance Award, the Payment Event, the form of payment of the Performance Award (in shares of Common Stock, Restricted Stock Units or shares of Restricted Stock) and the time of payment of the Performance Award. The specific terms and conditions of each Performance Award shall be set forth in a written statement evidencing the grant of such Performance Award (the “Performance Award Agreement”).

(b) Notwithstanding any other provision of the Plan or the applicable Performance Award Agreement, the Committee may, in its sole discretion, reduce the amount of any Performance Award, whether it provides for settlement in shares of Common Stock, Restricted Stock, or Restricted Stock Units and regardless of the extent to which the Performance Criteria specified in the Performance Award Agreement were attained, to an amount less than the amount set forth in the Performance Award Agreement, including zero. However, under no circumstances will the Committee have the authority to increase the amount of a Performance Award that would otherwise be payable under a Performance Award Agreement.

(c) The occurrence of the Payment Event shall be tolled until the Committee certifies in writing whether and to the extent to which the Performance Criteria specified in any Performance Award Agreement was attained.

EXHIBIT 99.1

5.2	Payment of Award; Limitation

Upon the occurrence of a Payment Event, payment of a Performance Award will be made to the Participant (in shares of Common Stock, shares of Restricted Stock, or Restricted Stock Units, as determined by the Committee at the time of grant). The Committee may impose a limitation on the amount payable upon the occurrence of a Payment Event, which limitation shall be set forth in the written statement evidencing the grant of the Performance Award; provided, however, that such limitation shall not exceed the limit set forth in Section 1.3(d).

5.3	Expiration of Performance Award

If a Participant’s employment, or if applicable, consultancy with the Company is terminated for any reason other than death, Total Disability or, with respect to an Employee, Normal Retirement, prior to the occurrence of the Payment Event, all of the Participant’s rights under the Performance Award shall expire and terminate unless otherwise determined by the Committee. In the event of termination of employment or consultancy by reason of death, Total Disability or, with respect to an Employee, Normal Retirement, the Committee, in its discretion, may determine what portions, if any, of the Performance Award should be paid to the Participant.

ARTICLE VI.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

6.1	Award of Restricted Stock and Restricted Stock Units

The Committee may grant awards of Restricted Stock and/or Restricted Stock Units to Employees, Consultants and Independent Directors. The Committee shall determine the number of shares of Restricted Stock or Restricted Stock Units awarded, Purchase Price (if any), the terms of payment of the Purchase Price, the restrictions upon the Restricted Stock and/or Restricted Stock Units, and when and under what circumstances such restrictions shall lapse. The terms and conditions of the Restricted Stock and/or Restricted Stock Units shall be set forth in the statement evidencing the grant of such award of Restricted Stock and/or Restricted Stock Units.

6.2	Requirements

All shares of Restricted Stock and Restricted Stock Units granted or sold, pursuant to the Plan will be subject to the following conditions:

(a) The Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions are removed or expire;

(b) The Committee may require that the certificates representing Restricted Stock granted or sold to a Participant pursuant to the Plan remain in the physical custody of an escrow holder or AMO until all restrictions are removed or expire;

EXHIBIT 99.1

(c) Each certificate representing Restricted Stock granted or sold to a Participant pursuant to the Plan will bear such legend or legends making reference to the restrictions imposed upon such Restricted Stock as the Committee in its discretion deems necessary or appropriate to enforce such restrictions; and

(d) The Committee may impose such other conditions on Restricted Stock and Restricted Stock Units as the Committee may deem advisable including, without limitation, restrictions under the Securities Act, under the Exchange Act, under the requirements of any stock exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to such shares.

6.3	Lapse of Restrictions

The restrictions imposed upon Restricted Stock and Restricted Stock Units pursuant to Section 6.2 above will lapse in accordance with such schedule or other conditions as are determined by the Committee and set forth in the statement evidencing the grant or sale.

6.4	Rights of Participant

Subject to the provisions of Section 6.2 or restrictions imposed pursuant to Section 6.2, and to the payment of the full Purchase Price, if any, the Participant will have all rights of a stockholder with respect to the Restricted Stock granted or sold to such Participant under the Plan, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that in the discretion of the Committee, any non-cash distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.2. Holders of Restricted Stock Units will have no rights of a stockholder until shares of Common Stock are issued upon vesting of the units.

6.5	Termination of Employment, Consultancy or Directorship

Upon a Participant’s termination of employment or, if applicable, termination of consultancy or directorship, for death or Total Disability, all of the restrictions imposed on the Participant’s Restricted Stock shall lapse, and all of the Participant’s Restricted Stock Units will become vested and payable, as of the Participant’s last date of employment or, if applicable, consultancy or directorship. In all other cases (other than a Job Elimination), unless the Committee in its discretion determines otherwise, upon a Participant’s termination of employment or, if applicable, termination of consultancy or directorship, for any reason, (i) all of the Participant’s Restricted Stock that are unvested at that time shall be repurchased by AMO at the Purchase Price (if any) and (ii) all of the Participant’s Restricted Stock Units that are unvested at that time shall expire.

6.6	Termination of Employment Due to Job Elimination

Upon an Employee’s termination of employment due to Job Elimination, the terminating Employee shall have the restrictions lapse on each grant of Restricted Stock in an amount equal to the difference between (i) the total number of shares of Restricted

EXHIBIT 99.1

Stock granted multiplied by a fraction, the numerator of which is the number of full calendar months from the date of grant until the Employee’s last day of employment and the denominator of which is the total number of months of the vesting schedule pursuant to the original award and (ii) any shares of Restricted Stock that vested prior to the date of termination of employment, and any remaining shares of unvested Restricted Stock shall be repurchased by AMO at the Purchase Price (if any). With respect to Restricted Stock Units, upon an Employee’s termination of employment due to Job Elimination, the terminating Employee shall become vested in each award of Restricted Stock Units in an amount equal to the difference between (y) the number of units awarded multiplied by a fraction, the numerator of which is the number of full calendar months from the date of grant until the Employee’s last day of employment and the denominator of which is the total number of months of the vesting schedule pursuant to the original award and (z) any Restricted Stock Units that vested prior to the date of termination of employment, and any remaining unvested Restricted Stock Units shall expire.

6.7	Payment of Restricted Stock Units

Following the end of the vesting period for a Restricted Stock Unit (or at such other time as the applicable Restricted Stock Unit Agreement may provide), the holder of a Restricted Stock Unit shall be entitled to receive one share of Common Stock for each Restricted Stock Unit, unless the Participant has elected otherwise, provided however, any such election is valid in accordance with Code Section 409A or any successor regulation.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1	Granting of Stock Appreciation Rights

The Committee may approve the grant to Employees or Consultants of Stock Appreciation Rights related or unrelated to Options, at any time.

(a) A Stock Appreciation Right granted in connection with an Option granted under this Plan will entitle the holder of the related Option, upon exercise of the Stock Appreciation Right, to surrender such Option, or any portion thereof to the extent unexercised, with respect to the number of shares as to which such Stock Appreciation Right is exercised, and to receive payment of an amount computed pursuant to Section 7.1(c). Such Option will, to the extent surrendered, then cease to be exercisable.

(b) Subject to Section 7.1(g), a Stock Appreciation Right granted in connection with an Option hereunder will be exercisable at such time or times, and only to the extent that, the related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

(c) Upon the exercise of a Stock Appreciation Right related to an Option, the holder will be entitled to receive payment of an amount determined by multiplying: (i) the difference obtained by subtracting the Option Exercise Price of a share of Common Stock specified in the related Option from the Fair Market Value of a share of

EXHIBIT 99.1

Common Stock on the date of exercise of such Stock Appreciation Right (or as of such other date or as of the occurrence of such event as may have been specified in the instrument evidencing the grant of the Stock Appreciation Right), by (ii) the number of shares as to which such Stock Appreciation Right is exercised.

(d) The Committee may grant Stock Appreciation Rights unrelated to Options to eligible Employees or Consultants. Section 7.1(c) shall be used to determine the amount payable at exercise under such Stock Appreciation Right, except that in lieu of the Option Exercise Price specified in the related Option the initial base amount specified in the Incentive Award shall be used. Such a Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the date of grant. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of grant.

(e) Notwithstanding the foregoing, the Committee, in its discretion, may place a dollar limitation on the maximum amount that will be payable upon the exercise of a Stock Appreciation Right under the Plan.

(f) Payment of the amount determined under the foregoing provisions of this Section 7.1 may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or, alternatively, at the sole discretion of the Committee, in cash or in a combination of cash and shares of Common Stock as the Committee deems advisable. The Committee is hereby vested with full discretion to determine the form in which payment of a Stock Appreciation Right will be made and to consent to or disapprove the election of a Participant to receive cash in full or partial settlement of a Stock Appreciation Right. If the Committee decides to make full payment in shares of Common Stock and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

(g) The Committee may, at the time a Stock Appreciation Right is granted, impose such conditions on the exercise of the Stock Appreciation Right as may be required to satisfy the requirements of Rule 16b-3 (or any other comparable provisions in effect at the time or times in question).

7.2	Termination of Employment or Consultancy

Sections 3.6 and 3.7 will govern the treatment of Stock Appreciation Rights upon the termination of a Participant’s employment or consultancy, as applicable, with the Company.

EXHIBIT 99.1

ARTICLE VIII.

STOCK PAYMENTS

8.1	Stock Payments

The Committee may approve Stock Payments of Common Stock to any Employee or Consultant for all or any portion of the compensation (other than base salary with respect to an Employee) that would otherwise become payable to an Employee or Consultant in cash.

ARTICLE IX.

OTHER PROVISIONS

9.1	Adjustment Provisions

(a) Subject to Section 9.1(b) below, (i) if the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock), or (ii) if the value of the outstanding shares of Common Stock of the Company is reduced by reason of an extraordinary cash dividend, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares provided in Section 1.3 (including the maximum amounts referred to in Section 1.3(d)), (y) the number and kind of shares or other securities subject to then outstanding Incentive Awards, and (z) the price for each share or other unit of any other securities subject to then outstanding Incentive Awards. No fractional interests will be issued under the Plan resulting from any such adjustments.

(b) In addition to the adjustments permitted by Section 9.1(a) above, except as otherwise expressly provided in the statement evidencing the grant of an Incentive Award, upon the occurrence of a Change in Control any outstanding Incentive Awards not theretofore exercisable, payable or free from restrictions, as the case may be, shall immediately become exercisable, payable or free from restrictions (other than restrictions required by applicable law or any national securities exchange upon which any securities of the Company are then listed), as the case may be, in their entirety and any shares of Common Stock acquired pursuant to an Incentive Award which are not fully vested shall immediately become fully vested, notwithstanding any of the other provisions of the Plan.

9.2	Continuation of Employment

(a) Nothing in the Plan or in any statement evidencing the grant of an Incentive Award pursuant to the Plan shall be construed to create or imply any contract of employment between any Employee and the Company, to confer upon any Employee any

EXHIBIT 99.1

right to continue in the employ of the Company, or to confer upon the Company any right to require any Employee’s continued employment. Except as expressly provided in the Plan or in any statement evidencing the grant of an Incentive Award pursuant to the Plan, the Company shall have the right to deal with each Employee in the same manner as if the Plan and any such statement evidencing the grant of an Incentive Award pursuant to the Plan did not exist, including, without limitation, with respect to all matters related to the hiring, discharge, compensation and conditions of the employment of the Employee. Unless otherwise expressly set forth in a separate employment agreement between the Company and such Employee, the Company may terminate the employment of any Employee with the Company at any time for any reason, with or without cause.

(b) Any question(s) as to whether and when there has been a termination of an Employee’s employment, the reason (if any) for such termination, and/or the consequences thereof under the terms of the Plan or any statement evidencing the grant of an Incentive Award pursuant to the Plan shall be determined by the Committee and the Committee’s determination thereof shall be final and binding.

9.3	Compliance with Government Regulations

No shares of Common Stock will be issued pursuant to an Incentive Award unless and until all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to an Incentive Award, the Company or AMO may require the Participant to take any reasonable action to comply with such requirements.

Nothing in this restatement of the Plan is meant to constitute either a “material revision” or a “material amendment” under the applicable exchange’s rules so as to require additional shareholder approval. To the extent that any provision of the restatement constitutes an amendment requiring shareholder approval, the terms of that specific provision of the Plan prior to the restatement shall be reinstated.

9.4	Additional Conditions

The award of any benefit under this Plan may also be subject to such other provisions (whether or not applicable to the benefit award to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Common Stock through the exercise of Stock Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Common Stock acquired under any form of benefit, provisions giving AMO the right to repurchase shares of Common Stock acquired under any form of benefit in the event the Participant elects to dispose of such shares, and provisions to comply with federal and state securities laws and federal and state income tax withholding requirements.

EXHIBIT 99.1

9.5	Privileges of Stock Ownership

No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Incentive Award, except as to such shares of Common Stock, if any, that have been issued to such Participant in accordance with the terms and conditions of the applicable Incentive Award; provided, however, that Participants who have received Restricted Stock shall have only those rights with respect to such stock as are set forth in this Plan and the statement evidencing the grant or sale of such Restricted Stock. No adjustment will be made for any dividends or other rights where the record date is prior to the date shares of Common Stock are issued.

9.6	Repricings Not Permitted.

Notwithstanding anything herein to the contrary, the Committee shall not have the authority to cause an adjustment to the Exercise Price of any outstanding Options or SARs (a “Repricing”), unless such Repricing is approved by a majority of AMO’s stockholders entitled to vote on such matter.

9.7	Amendment and Termination of Plan, Amendment of Incentive Awards

(a) The Board may alter, amend, suspend or terminate the Plan at any time. No such action of the Board, unless taken with the approval of the stockholders of AMO, may increase the maximum number of shares that may be sold or issued under the Plan or alter the class of Employees eligible to participate in the Plan. With respect to any other amendments of the Plan, the Board may in its discretion determine that such amendments shall only become effective upon approval by the stockholders of AMO, if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.

(b) The Committee may, with the consent of a Participant, make such modifications in the terms and conditions of an Incentive Award as it deems advisable; provided, however, that pursuant to Section 9.6, the Committee may not reduce the exercise price of an outstanding Option by amending the terms of such Option without first obtaining approval from the AMO stockholders.

(c) Except as otherwise provided in this Plan or in the statement evidencing the grant of the Incentive Award, no amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Incentive Award previously granted under the Plan.

9.8	Not Transferable

(a) No Incentive Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order, unless

EXHIBIT 99.1

and until such Award has been exercised, or the shares underlying such Incentive Award have been issued, and all restrictions applicable to such shares have lapsed. No Incentive Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Participant, only he or she may exercise an Option or other Incentive Award (or any portion thereof) granted to him or her under the Plan, unless it has been disposed of with the consent of the Committee pursuant to a domestic relations order. After the death of the Participant, any exercisable portion of an Option or other Incentive Award may, prior to the time when such portion becomes unexercisable under the Plan or the terms and conditions of such Incentive Award, be exercised by his or her personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may determine to permit a Participant to transfer an Incentive Award to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Incentive Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Incentive Award which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Incentive Award as applicable to the Participant (other than the ability to further transfer the Incentive Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer. For purposes of this Section 9.8, “Permitted Transferee” shall mean, with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Committee after taking into account any state or federal tax or securities laws applicable to transferable Incentive Award. Nothing contained in this Section 9.8(c) shall be deemed to require or obligate the Committee to permit a Participant to transfer an Incentive Award in the manner described herein.

EXHIBIT 99.1

9.9	Other Compensation Plans

The adoption of the Plan shall not affect any other stock option, incentive or other compensation plans in effect for the Company or AMO, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for Employees or Directors of the Company.

9.10	Plan Binding on Successors

The Plan shall be binding upon the successors and assigns of the Company.

9.11	Singular, Plural; Gender

Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

9.12	Headings, Etc., No Part of Plan

Heading of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

9.13	Participation By Foreign Employees

Notwithstanding Section 9.7 of the Plan, the Committee may, in order to fulfill the purposes of the Plan: (i) modify grants of Incentive Awards to Participants who are foreign nationals or employed outside of the United States to recognize differences in applicable law, tax policy or local custom and/or (ii) amend the Plan from time to time by adopting or modifying appendices to the Plan, which appendices shall contain such terms and conditions with respect to the operation of the Plan in one or more foreign jurisdictions as are necessary to bring the Plan into compliance with applicable law, tax policy or local custom. Nothing contained in this Section 9.13 shall be deemed to grant the Committee the authority to: (i) increase the maximum number of shares that may be sold or issued under the Plan, (ii) alter the class of Employees eligible to participate in the Plan, (iii) reduce the minimum exercise price with respect to Options as set forth in Sections 3.2 and 4.2, or (iv) increase the annual award limits set forth in Section 1.3(d).

9.14	Withholding

The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Incentive Award. The Committee may in its discretion and in satisfaction of the foregoing requirement allow such Participant to elect to have the Company withhold shares of Common Stock otherwise issuable under such Incentive Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Incentive Award (or which may be repurchased from the

EXHIBIT 99.1

Participant of such Incentive Award within six months after such shares of Common Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Incentive Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

9.15	Miscellaneous

(a) At the request of a Participant, and as soon as practicable after any proper exercise of an Option (or any portion thereof) in accordance with the provisions of the Plan, the Company shall deliver to the Participant at the main office of the Company, or such place as shall be mutually acceptable, a certificate or certificates representing the shares of Common Stock to which the Participant is entitled by reason of exercise of the Option (or portion thereof).

(b) No shares of Common Stock shall be issued or delivered upon exercise of an Option unless and until there shall have been compliance with all applicable requirements of the Securities Act, all applicable listing requirements of any market or securities exchange on which shares of Common Stock are then listed and any other requirement of law or of any regulatory body having jurisdiction over such issuance and delivery. The inability of AMO to obtain any required permits, authorizations or approvals necessary for the lawful issuance and sale of any shares of Common Stock hereunder on terms deemed reasonable by the Committee shall relieve the Company, AMO, the Board and the Committee of any liability in respect of the nonissuance or sale of such shares of Common Stock as to which such requisite permits, authorizations or approvals shall not have been obtained.

(c) Each certificate representing shares of Common Stock acquired pursuant to the Plan shall be endorsed with all legends, if any, required by applicable federal and state securities laws to be placed on the certificates. The determination of which legends, if any, shall be placed upon the certificates shall be made by the Committee in its sole discretion and such decision shall be final and binding.

ARTICLE X.

EFFECTIVE DATE

10.1	Effective Date and Duration of Plan

This restatement of the Plan shall become effective on the Effective Date. The Plan shall terminate on May 27, 2014, and no Incentive Award may be granted under the Plan after the date of such termination, but such termination shall not affect any Incentive Award theretofore granted.

EXHIBIT 99.1

Pursuant to the authority granted to the General Counsel of AMO, Aimee Weisner, by the Board in its March 15, 2007 resolution to amend the Plan, the Plan is hereby amended and restated effective April 2, 2007.

Date: April 2, 2007	/s/ AIMEE S. WEISNER
Aimee Weisner